Exhibit 99.1

EXAR CORPORATION APPOINTS OSCAR RODRIGUEZ TO BOARD OF DIRECTORS

Fremont, California, September 19, 2005 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today announced that Oscar Rodriguez, Chief Executive Officer and President of Riverstone Networks, Inc., has been appointed as an independent director to the Company’s Board of Directors, effective September 15. Mr. Rodriguez has been added to the class of directors whose term will expire at the 2007 Annual Meeting.

“With more than twenty years of experience in the data and telecommunications technology industry, Oscar will be an immediate asset to our Board of Directors,” said Donald L. Ciffone, Jr., Exar’s Chairman of the Board. “Oscar has a deep understanding of the networking and communications industry and is keenly aware of where it is going. His proven leadership skills, both at Riverstone and at other top-tier solutions providers, demonstrate his commitment to working not only on today’s market challenges but also towards the future of the industry, which will help the Exar board continue to add value for our shareholders.”

Mr. Rodriguez has been Chief Executive Officer and President of Riverstone Networks, Inc., a Santa Clara, California-based provider of carrier Ethernet Infrastructure solutions for business and residential communications services, since 2003 and serves on the company’s board of directors. He previously served as president of Nortel Networks’ Enterprise Solutions, where he was responsible for the strategy and execution for products, services, marketing, and executive sales in the multi-billion voice and data businesses, as well as president of Nortel’s Intelligent Internet business segment, where he directed the effort to deliver high quality carrier data products and services into the global service provider customer base. Prior to Nortel, Mr. Rodriguez served as president and COO of Arris Interactive, a leader in cable MSO (Multiple Service Operator) voice and data products.

Mr. Rodriguez holds an MBA from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill, a B.S. in computer engineering from the University of Central Florida, and has completed post-graduate studies in strategic marketing at The Harvard Business School.

The Company noted that Mr. Rodriguez was identified by Spencer Stuart & Associates, the search firm engaged by the Board to identify additional qualified directors.

About Exar

Exar Corporation, now celebrating its 20th year on Nasdaq, designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly-integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive families of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2005 revenues of $57.4 million, and employs approximately 275 people worldwide. For more information about Exar visit: http://www.exar.com/.

Additional Information and Where to Find It

Exar filed a preliminary proxy statement with the Securities and Exchange Commission on September 12, 2005, in connection with its 2005 Annual Meeting of Shareholders. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation by Exar of its stockholders for the 2005 Annual Meeting, and the participants’ interests in the solicitation, are set forth in the preliminary proxy statement, as amended. Exar will be filing a definitive proxy statement and other relevant documents. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT EXAR WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders will be able to obtain a free copy of the proxy statement and other related documents filed by Exar at the SEC’s website at www.sec.gov. When available, the definitive proxy statement and other related documents may also be obtained from Exar free of charge by contacting the Investor Relations department at 48720 Kato Road, Fremont, CA 94538.

Contacts:

Thomas R. Melendrez, Sr. Vice President, Secretary

(510) 668-7000

Matthew Sherman, Partner, Joele Frank, Wilkinson Brimmer Katcher

Jamie Moser, Director, Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

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